BioSpecifics Technologies Corp. Reports Third Quarter 2014 Financial Results

- Auxilium to exercise the exclusive option to expand the field of its license of CCH to include the potential treatment of canine lipoma

LYNBROOK, NY – November 10, 2014 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. and XIAPEX® in the EU, today announced its financial results for the third quarter ended September 30, 2014 and provided a corporate update.

“The third quarter was marked by considerable progress across our commercial and clinical programs and we continue to focus on expanding the potential of XIAFLEX. We were very excited to announce last month the FDA-approved label expansion in Dupuytren’s contracture and that patients with up to two cords can now be treated in a single office visit. Since it is estimated that 35-40% of annual surgical procedures involve two cords, this approval combined with the increased flexibility in scheduling the finger extension procedure, will provide greater convenience for physicians and patients,” stated Thomas L. Wegman, President of BioSpecifics. “We are also expanding into new indications with our development pipeline. We initiated a Phase 2 clinical trial for CCH for the treatment of human lipomas this past quarter and expect to complete enrollment by the end of the first quarter of 2015. We also reported compelling preclinical data on the use of CCH in uterine fibroid tissue and remain excited about this widespread indication.”

“Auxilium continues to progress with their clinical studies as well and we are pleased to announce today that it will be exercising the opt-in right to license the canine lipoma indication. We are proud of the research we continue to produce demonstrating the vast potential for CCH and feel Auxilium’s decision to opt-in for canine lipoma is reflective of our team’s productivity and resourcefulness in pushing forward in new indications. Among Auxilium’s other CCH programs, we expect data from the Phase 2b trial in frozen shoulder syndrome in the first quarter of 2015, and for a Phase 2b trial in cellulite to begin in the second quarter of 2015.”

Third Quarter 2014 Financial Results

BioSpecifics reported net income of $1.4 million for the third quarter ended September 30, 2014, or $0.21 per basic share and $0.20 per share on a fully diluted basis, compared to net income of $1.2 million, or $0.19 per basic share and $0.17 per share on a fully diluted basis for the same period in 2013.

Total revenue for the third quarter ended September 30, 2014 was $4.0 million, compared to $3.1 million for the same period in 2013. This represents an increase of approximately 28% from the same period in 2013 and was mainly related to a regulatory milestone for the successful submission in July 2014 of an application to the Japanese Pharmaceutical and Medical Device Agency (PMDA) for the potential approval of XIAFLEX for the treatment of Dupuytren’s contracture in Japan by Asahi Kasei Pharma Corporation (Asahi Kasei) and increased net sales of XIAFLEX for the treatment of Dupuytren’s contracture and Peyronie’s disease during the 2014 period, as reported to BioSpecifics by Auxilium.

Royalty and mark-up on cost of goods sold for the third quarter ended September 30, 2014 were $3.5 million, compared to royalty, mark-up on cost of goods sold and earn-out revenues (which have since terminated) of $3.1 million for the same period in 2013. Royalty and mark-up on cost of goods sold revenues recognized under BioSpecifics’ agreement with Auxilium Pharmaceuticals, Inc. (Auxilium) for the third quarter ended September 30, 2014 were $3.5 million, compared to $2.1 million for the same period in 2013. This represents an increase of approximately 67%. This increase in royalties and mark-up on cost of goods sold was due to increased net sales of XIAFLEX for the treatment of Dupuytren’s contracture and Peyronie’s disease during the 2014 period, as reported by Auxilium for the second quarter of 2014 and recognized by BioSpecifics with a one quarter lag.

For the third quarter ended September 30, 2014, BioSpecifics recognized total licensing revenue and milestone revenue of $512,000 as compared to $55,000 for the same period in 2013. Certain licensing fees recognized are related to the cash payments received under BioSpecifics’ agreement with Auxilium in prior years and amortized over the expected development period. In the 2014 third-quarter period, licensing revenue related to the development of XIAFLEX was approximately $12,000 as compared to $26,000 in the 2013 third-quarter period. Milestone revenue recognized in the third quarter was $0.5 million as compared to $28,500 for the 2013 third-quarter period. The $0.5 million milestone revenue recognized in the 2014 third-quarter period related to the regulatory milestone for the successful submission of an application to the Japanese PMDA for the potential approval of XIAFLEX for the treatment of Dupuytren's contracture in Japan by Asahi Kasei. The $28,500 milestone revenue recognized in the 2013 third-quarter period related to product approval for XIAFLEX for the treatment of Dupuytren's contracture in adults with a palpable cord in Australia, granted to Actelion.

Research and development expenses for the third quarter ended September 30, 2014 were $240,000, compared to $347,000 in the same period in 2013. This decrease in research and development expenses was primarily due to the completion of the first human trial and the canine lipoma trials and preclinical costs associated with the uterine fibroid program.

General and administrative expenses for the third quarter ended September 30, 2014 were $1.7 million, compared to $1.1 million for the same period in 2013. The increase in general and administrative expenses was mainly due to increased legal fees and consulting fees, third party royalty fees and the amortization of the royalty buydown related to a third party agreement.

Income tax expenses for the third quarter ended September 30, 2014 were $0.7 million compared to $0.6 million for the same period in 2013.

As of September 30, 2014, BioSpecifics had cash and cash equivalents, and investments of $17.5 million, compared to $16.6 million on June 30, 2014.

Commercial Highlights and XIAFLEX Label Expansion:

CCH is marketed as XIAFLEX in the U.S. by Auxilium for Dupuytren’s contracture and Peyronie’s disease, and in the EU by Swedish Orphan Biovitrum AB (Sobi), as XIAPEX, for Dupuytren’s contracture. The following commercial highlights occurred in the third quarter or in October of 2014:

  The label expansion for XIAFLEX for Dupuytren’s contracture was approved on October 20, 2014. The U.S. Food and Drug Administration (FDA) approved on October 20, 2014 the supplemental Biologics License Application (sBLA) submitted by Auxilium for XIAFLEX for the treatment of up to two Dupuytren’s contracture cords in the same hand during a single treatment visit.

  Commercial growth in the U.S. continues for XIAFLEX for Dupuytren’s contracture and Peyronie’s disease, as reported by Auxilium on October 30, 2014.
    XIAFLEX U.S. net revenues for the third quarter of 2014 increased 118% over the third quarter of 2013 to $34.6 million.
    Auxilium reported the following strong U.S. launch momentum metrics for XIAFLEX for Peyronie's disease through the end of September 2014:
      In total, 1,450 physicians have been REMS certified.
      5,150 Peyronie’s disease patients have submitted to the Auxilium Advantage program for payer reimbursement for treatment.
      9,000 product vials were estimated to have been shipped to physicians.
    XIAFLEX in Dupuytren's contracture has shown continued stable commercial growth, with approximately 5,863 vials sold in the third quarter, a 16% increase over the same period in 2013. Market share of XIAFLEX across all Dupuytren's contracture procedures is now approximately 32% as of July 2014.

Pipeline Highlights

CCH is currently in development for lipomas and uterine fibroids, managed by BioSpecifics, and for cellulite and frozen shoulder syndrome, managed by Auxilium. The following highlights occurred in the third quarter of 2014 or more recently:

  On November 5, 2014, Auxilium exercised its option to expand its rights to CCH to include the potential treatment of canine lipomas. In accordance with the exercise of their opt-in right, Auxilium will pay BioSpecifics $500,000 within ten business days of the date of exercise.
  On October 15, 2014, promising preclinical data from a collaboration with Duke Medicine were presented on the potential of CCH in uterine fibroids. The data were presented at the Mechanotransduction in the Reproductive Tract conference and demonstrate that CCH can reduce the rigidity of human uterine fibroid tissue and potentially shrink uterine fibroid tumors.
  On August 21, 2014, positive, statistically significant results were reported from a randomized double-blind Phase 2a clinical trial of CCH for the treatment of cellulite. The data show that all three doses of CCH used in the study, including a low, medium and high dose, demonstrated an improvement in the appearance of cellulite as measured by trial endpoints of physician and patient-assessed improvements. The mid and high-level doses of CCH demonstrated statistically significant improvement in cellulite across all endpoints and nearly 70 percent of mid and high dose patients were satisfied or very satisfied with treatment results. Auxilium is expected to initiate a Phase 2b trial in this indication in the second quarter of 2015.

  On August 8, 2014, we announced that the first patient was injected in a placebo-controlled Phase 2 clinical trial of CCH for the potential treatment of lipoma. Patient enrollment in the trial is expected to be completed during the first quarter of 2015.

Other Recent Developments

On October 9, 2014, Auxilium announced it has entered into a definitive agreement under which Endo International plc (Endo) will acquire all of the outstanding shares of common stock of Auxilium for a per share consideration of $33.25 in all cash, a cash-and-stock mix or all stock transaction. The transaction is expected to close in the first half of 2015, subject to regulatory approvals in the US, an affirmative vote of a majority of the stockholders of Auxilium and other customary closing conditions.

Webcast and Conference Call

BioSpecifics will host a conference call today at 8:30 a.m. EST to discuss these third quarter 2014 results.

In order to participate in the conference call, please dial 1-866-364-3867 (domestic) or 1-412-902-4213 (international). The live webcast can be accessed under “Events and Presentation” in the Investors section of the Company’s website at www.biospecifics.com or you may use the link: http://www.videonewswire.com/event.asp?id=100861.

A replay of the call will be available one hour after the end of the conference until 9:00 a.m. EST on November 19, 2014. To access the replay, please dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and reference the access code 10055160. The archived webcast will be available for 90 days in the Investors section of BioSpecifics' website at www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with up to two palpable cords in the same palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy by BioSpecifics' partner, Auxilium Pharmaceuticals, Inc. (Auxilium). Auxilium has the following partnerships outside the U.S. for XIAFLEX in Dupuytren’s contracture and Peyronie’s disease; Swedish Orphan Biovitrum AB has marketing rights for XIAPEX® (the EU tradename for CCH) in 71 Eurasian and African countries, Actelion Pharmaceuticals Ltd. has rights in Canada, Australia, Mexico and Brazil, and Asahi Kasei Pharma Corporation in Japan. CCH is in clinical development for the treatment of several additional promising indications. Auxilium is managing studies of CCH for frozen shoulder syndrome in a Phase 2b study, and also for cellulite. BioSpecifics is currently managing the development of CCH for the treatment of human and canine lipomas. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are “forward-looking statements”. The forward-looking statements in this release include statements concerning, among other things, the greater convenience for physicians that will result from the FDA-approved label expansion in Dupuytren’s contracture, the timing of completion of patient enrollment in the Phase 2 clinical trial for CCH in the treatment of human lipomas, Auxilium’s decision to exercise its opt-in right for the canine lipoma indication and payments dues, the potential for the use of CCH for the treatment of uterine fibroids, the timing of the release of data from the Phase 2b trial in frozen shoulder syndrome, and the timing of initiating the Phase 2b trial in cellulite. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on our current expectations and our projections about future events and various assumptions. There can be no assurance that we will realize our expectations or that our beliefs will prove correct. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Auxilium and its partners, Asahi Kasei Pharma Corporation, Actelion Pharmaceuticals Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and timing, initiation and outcome of clinical trials for, additional indications including frozen shoulder, cellulite, human lipoma and canine lipoma and uterine fibroids, all of which will determine the amount of milestone, royalty, mark-up on cost of goods sold and sublicense income BioSpecifics may receive; the potential of CCH to be used in additional indications; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014 and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this release and, except as may be required by law, we assume no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

BioSpecifics Technologies Corp.
Consolidated Statements of Operations
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Net sales	$15,468	$2,651	$29,595	$32,394
Royalties	3,484,975	3,087,491	8,850,067	9,717,994
Licensing revenue	512,344	54,981	546,909	644,742
Total Revenues	4,012,787	3,145,123	9,426,570	10,395,130

Costs and expenses:
Research and development	240,093	346,768	909,129	1,111,686
General and administrative	1,650,315	1,059,854	4,387,134	3,914,590
Total costs and expenses	1,890,408	1,406,622	5,296,262	5,026,276

Operating income	2,122,379	1,738,501	4,130,308	5,368,854

Other income:
Interest Income	8,121	7,134	22,444	19,510
Other, net	-	-	1,150	-
	8,121	7,134	23,594	19,510

Income before income tax	2,130,500	1,745,635	4,153,902	5,388,364
Income tax expense	(735,737)	(566,860)	(1,427,184)	(1,828,319)

Net income	$1,394,763	$1,178,775	$2,726,718	$3,560,045

Basic net income per share	$0.21	$0.19	$0.42	$0.56
Diluted net income per share	$0.20	$0.17	$0.39	$0.51

Shares used in computation of basic net income per share	6,489,758	6,338,901	6,433,013	6,346,978
Shares used in computation of diluted net income per share	7,074,154	6,924,363	7,039,225	6,916,485

BioSpecifics Technologies Corp.
Selected Consolidated Balance Sheet Data
(Unaudited)

	September 30,	December 31,
	2014	2013
Cash and cash equivalents	$9,711,320	$5,624,860
Short term investments	7,794,683	6,966,964
Accounts and income tax receivable, net	3,840,380	5,260,126
Deferred tax assets	1,485,535	1,507,776
Working capital	21,181,227	17,491,917
Total assets	26,770,124	23,252,244
Long-term liabilities	97,934	138,260
Total stockholders' equity	26,014,278	22,332,439